NSAR ITEM 77O
April 1, 2001 to September 30, 2001
VK Insured Tax Free Income Fund
10f-3 Transactions


Under    Underwriting    Purchased From Amount of   % of     Date of
writing#                                Shares      Under-   Purchase
                                        Purchased   writing

    1.   Detroit MI Water Supply Siebert Branford  3,385  1.12%  05/14/01

    2.   City of Houston Piper Jaffray  2,500      0.58%%  08/16/01



Underwriting Participant for #1
Siebert Branford
First of Michigan
Loop Capital Markets
Goldman Sachs
UBS Paine Webber
Banc One Capital Markets
Bear Stearns
MSDW
Salomon Smith Barney
SBK Brooks Investment Co.

Underwriting Participants for #2
Piper Jaffray
MSDW
Bank of America Securities
AG Edwards
Salomon Smith Barney
APEX Pryor
Southwest Securities
Chapman Co.